Exhibit 99.1

BioHiTech Global, Inc. Announces Reverse Merger

CHESTNUT RIDGE, NY – August 11, 2015 –BioHiTech Global, Inc. (OTC: SWFR), formerly known as Swift Start Corp. (the “Company”), announced today that it completed a reverse merger on August 6, 2015 in which Bio Hi Tech America, LLC (“BHA”) was merged with and into a transitory acquisition subsidiary of Swift Start Corp. BHA survived the merger and became a wholly-owned subsidiary of the Company. Swift Start Corp. changed its name to BioHiTech Global, Inc. immediately thereafter. Shares of the Company’s common stock are currently quoted on the OTC Market under the symbol “SWFR.”

BHA is a green technology company that provides an innovative data-driven solution for food waste removal. BHA is headquartered in Chestnut Ridge, NY, and will continue its business as a wholly-owned subsidiary of the Company. The Company’s management team consists of BHA’s management team and includes Chief Executive Officer Frank E. Celli, Chief Operating Officer Robert A. Joyce and Chief Technology Officer William M. Kratzer. The Company’s Board of Directors now consists of Mr. Celli as well as Harriet Hentges, Doug M. Van Oort, James D. Chambers and Robert A. Graham, Jr.

BHA’s unique solution to food waste combines green technology with the power of big data. Its Eco-Safe Digester is an on-site aerobic digester that eliminates food waste by converting it into nutrient-neutral water or “grey-water” and transporting it through standard sewer lines. The BioHiTech Cloud, a reliable, manageable and secure reporting platform measures key metrics to optimize the food waste disposal process and help eliminate food waste from the start.

The Company completed the reverse merger for 6,975,000 shares of the Company’s common stock. Following the reverse merger, the Company had 7,500,000 shares of stock outstanding.

BHA was a featured company in the exclusive Credit Suisse Private Innovation Circle event. It provides a leading sustainable method that allows businesses to move towards the prevention of waste altogether. For more information, please visit www.biohitech.com.

Forward Looking Statements

Statements in this document contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on many assumptions and estimates and are not guarantees of future performance. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of BioHiTech Global, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. BioHiTech Global, Inc. assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as “Risk Factors” in our filings with the Securities and Exchange Commission (“SEC”). There may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. BioHiTech Global, Inc. assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Contact:	Frank E. Celli, CEO
(845) 262-1081